Exhibit 99.1

J.Jill Announces 1-For-5 Reverse Stock Split

Quincy, Mass.—(BUSINESS WIRE)—J.Jill, Inc. (“J.Jill” or the “Company”) (NYSE: JILL) today announced that the Company’s Board of Directors approved a 1-for-5 reverse stock split ratio. The reverse stock split is expected to become effective on or about November 9, 2020. As such, if the reverse stock split is completed, the Company’s shareholders will receive one (1) new share of J.Jill common stock for every five (5) shares of J.Jill common stock held prior to the effective date. Shareholders will receive cash in lieu of any fractional shares. If completed, the Company’s common stock will begin trading on a split-adjusted basis on the New York Stock Exchange (the “NYSE”) at the market open on November 10, 2020.

As previously announced, the Company’s majority shareholder has taken action by written consent to authorize (i) the Company, at the discretion of the Board of Directors, to effect a reverse stock split of the Company’s common stock within a range of 1-for-3 and 1-for-10 of shares currently issued and outstanding, and (ii) a corresponding reduction in the number of authorized shares of the Company’s common stock.

The reverse stock split is intended to, among other things, increase the per share trading price of the Company’s common stock in order to regain compliance with the NYSE’s continued listing standards. Once effective, the number of authorized shares of the Company’s common stock will decrease from 250,000,000 to 50,000,000.

About J.Jill

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through about 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include those identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “outlook,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. There can be no assurance that following the reverse stock split, if consummated, the Company’s common stock will remain above the $1.00 per share minimum for the requisite period prior to, and as of, the last day of the NYSE cure period, to regain listing compliance. In the event the Company does not regain compliance with the minimum price criteria, its common stock may be subject to delisting from the NYSE, which, in turn, will result in significant adverse effect on the value and liquidity of the Company’s common stock. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Contact:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Jessica Liddell

ICR, Inc.

jjillPR@icrinc.com

203-682-8200